EXHIBIT 99.1

CONTACT: Michael P. Dickerson Vice President of Finance and Investor Relations (859) 572-8684	FOR IMMEDIATE RELEASE February 26, 2010

GENERAL CABLE MOVES TO DECLASSIFY BOARD AND ADOPTS MAJORITY VOTING STANDARD
FOR DIRECTOR ELECTIONS

HIGHLAND HEIGHTS, KENTUCKY, February 26, 2010 – General Cable Corporation (NYSE: BGC), today announced that its Board of Directors will ask stockholders to approve amendments to the Company’s Certificate of Incorporation that would declassify the board beginning with the 2010 Annual Meeting of Stockholders. In addition, the Company announced that its Board of Directors has amended its Amended and Restated By-laws and its Corporate Governance Principles and Guidelines effective immediately to provide for a majority voting standard for the election of directors in uncontested elections.

Currently, directors are divided into three classes and are elected to staggered, three-year terms. If the proposed amendments are approved by the Company’s stockholders, beginning with the May 13, 2010 Annual Meeting, nominees for director whose terms expire at each year's Annual Meeting will be elected for one-year terms. Beginning with the 2012 Annual Meeting, all director nominees will be elected for one-year terms. Under the proposed amendments, at the May 13, 2010 Annual Meeting, the Company’s Nonexecutive Chairman, John E. Welsh III, whose term is expiring, would be nominated to serve a one-year term.

John E. Welsh III, Nonexecutive Chairman of the Board, said, “For many years the Board of Directors and the Company have proactively and voluntarily taken actions to the benefit of stockholders and adopted best practice policies in regard to corporate governance. This voluntary action is the latest in a long-line of governance changes reflecting best practices.”

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets.  For more information about General Cable, visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors, risks, and uncertainties are more fully discussed in the Company's Report on Form 10-K, as amended, originally filed with the Securities and Exchange Commission on March 2, 2009, as well as periodic reports filed with the Commission.

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Release No. 0641
02/26/10